Exhibit 10.22

September 8, 2008

Robert A. Hitt

Dear Bob,

We recently performed a review of our employment agreements and severance agreements for compliance with Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A imposes tax penalties on employees if their compensation arrangements do not meet certain technical requirements. We have determined that certain provisions of your July 21, 2006 employment agreement (the “Employment Agreement”) should be clarified in order to assure that you do not become subject to these penalties. These clarifications are as follows:

•	The “Date of Termination” under Section 1(h) of the Employment Agreement shall mean a “Separation from Service” as defined in Treasury Regulation Section 1.409A-1(h).

•

Any bonus payable under Section 3 of the Employment Agreement shall be paid within the time period required to satisfy the Section 409A short-term deferral exception, meaning that payment shall be made by the later of (a) the March 15 of the calendar year following the year in which the amount is earned, or (b) 2 1/2 months following the end of the Company’s fiscal year in which the amount is earned.

•

The Employment Agreement is intended to comply with the provisions of Section 409A and shall, to the extent practicable, be construed in accordance therewith. Payments under the Employment Agreement may not be accelerated or deferred except as specifically permitted under Section 409A.

If you are in agreement with the following changes, please sign in the space below and return to me within fifteen business days of receipt.

Sincerely,

Chris Baak
Vice President, Human Resources

/s/ ROBERT A. HITT	9/09/2008
Robert A. Hitt	Date

52